Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com

Completes Accretive Platform Acquisition of Foam Fabricators and Add-On Acquisition of Rimports for Sterno Products

Westport, Conn., May 02, 2018 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2018.
First Quarter 2018 Highlights

•
Generated Cash Provided by Operating Activities of $6.6 million for the first quarter of 2018, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $14.0 million for the first quarter of 2018;

•	Reported net loss of $1.6 million for the first quarter of 2018;

•	Consummated the accretive platform acquisition of Foam Fabricators, Inc. ("Foam Fabricators");

•	Consummated the add-on acquisition of Rimports Inc. ("Rimports") by CODI's subsidiary Sterno Products, LLC ("Sterno Products");

•	Completed an offering of 4,000,000 shares of 7.875% Series B Preferred Shares;

•
Paid a first quarter 2018 cash distribution of $0.36 per share on CODI’s common shares in April 2018, bringing cumulative distributions paid to $16.4352 per common share since CODI’s IPO in May of 2006;

•	Paid a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares in April 2018;

•
Subsequent to the end of the quarter, signed a credit agreement for a revolving credit facility totaling $600 million and a term loan facility in the amount of $500 million; and completed a private offering of $400 million of 8.000% senior unsecured notes due 2026.

“During the first quarter, we grew revenues, generated solid cash flow and provided sizeable distributions, while taking important steps to accelerate the growth and future prospects of our leading middle market businesses,” said Elias Sabo, CEO of Compass Diversified Holdings. “With the accretive platform acquisition of Foam Fabricators, a leading designer and manufacturer of custom molded protective foam solutions, we have further strengthened our niche industrial businesses and enhanced our ability to achieve stable and growing cash flows.”

Mr. Sabo, continued, “We also continued to reinvest in our leading subsidiaries and capitalize on accretive add-on opportunities. In addition to our investments in a number of our branded consumer businesses in the quarter, we are pleased to have completed the accretive add-on acquisition of Rimports for Sterno Products, further strengthening the Company’s leading product offerings. During the quarter, we also took steps to enhance our financial flexibility and diversify our capital structure under favorable terms, without diluting shareholders and without increasing our total debt outstanding. With approximately $500 million in liquidity, we remain well positioned to continue to execute our proven investment strategy, taking advantage of compelling and accretive acquisition opportunities for the benefit of shareholders.”

Operating Results
For the quarter ended March 31, 2018, CODI generated Cash Provided by Operating Activities of $6.6 million, as compared to Cash Used in Operating Activities of $1.4 million for the quarter ended March 31, 2017. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $14.0 million for the quarter ended March 31, 2018, as compared to $14.9 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended March 31, 2018 and March 31, 2017 were 59.9 million.

Cash Flow for the first quarter of 2018 reflects year-over-year earnings growth in the Company's Advanced Circuits, Arnold Magnetics, Clean Earth, Sterno Products and Liberty Safe businesses, offset by declines at the Company's ErgoBaby, Manitoba Harvest and 5.11 businesses.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid, preferred share distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.

Net loss for the quarter ended March 31, 2018 was $1.6 million, as compared to net loss of $21.1 million for the quarter ended March 31, 2017. The quarter ended March 31, 2017 included an $8.9 million impairment charge.

Liquidity and Capital Resources
As of March 31, 2018, CODI had approximately $46.3 million in cash and cash equivalents, $559 million outstanding on its prior term loan facility and $391 million in outstanding borrowings under its prior revolving credit facility.

In April 2018, the Company signed a credit agreement for a revolving credit facility totaling $600 million and a term loan facility in the amount of $500 million. Under the terms of the credit agreement, CODI extended its maturities of its revolver and term loan to 2023 and 2025, respectively. In April 2018, the Company also completed a private offering of $400 million of 8.000% senior unsecured notes due 2026. The Company estimates it has approximately $500 million in net borrowing availability under its new revolver as of the closing date.

In March 2018, the Company completed an offering of 4,000,000 shares of 7.875% Series B Preferred Shares with a liquidation preference of $25.00 per share. CODI raised $96.7 million of net proceeds from the offering, which was used to repay a portion of the outstanding balance of its prior revolving credit facility and for general corporate purposes.

First Quarter 2018 Distributions
On April 5, 2018, CODI’s Board of Directors (the “Board”) declared a first quarter distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The cash distribution was paid on April 26, 2018 to all holders of record of Common Shares as of April 19, 2018. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $16.4352 per common share.

The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Preferred Shares”). The distribution on the Preferred Shares covered the period from and including January 30, 2018, up to, but excluding, April 30, 2018. The distribution for such period was paid on April 30, 2018 to all holders of record of Preferred Shares as of April 15, 2018.

Conference Call
Management will host a conference call on Thursday, May 3, 2018 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 6298636. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through May 10, 2018. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 6298636.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OEM components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
(in thousands)
Assets
Current assets
Cash and cash equivalents	$46,325	$39,885
Accounts receivable, net	256,807	215,108
Inventories	294,736	246,928
Prepaid expenses and other current assets	34,686	24,897
Total current assets	632,554	526,818
Property, plant and equipment, net	200,230	173,081
Goodwill and intangible assets, net	1,415,898	1,112,206
Other non-current assets	9,064	8,198
Total assets	$2,257,746	$1,820,303

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$194,184	$191,411
Due to related party	10,299	7,796
Current portion, long-term debt	5,685	5,685
Other current liabilities	5,873	7,301
Total current liabilities	216,041	212,193
Deferred income taxes	76,538	81,049
Long-term debt	932,299	584,347
Other non-current liabilities	39,577	16,715
Total liabilities	1,264,455	894,304
Stockholders' equity
Total stockholders' equity attributable to Holdings	943,621	873,208
Noncontrolling interests	49,670	52,791
Total stockholders' equity	993,291	925,999
Total liabilities and stockholders’ equity	$2,257,746	$1,820,303

Compass Diversified Holdings Condensed Consolidated Statements of Operations

	Three Months Ended
(in thousands, except per share data)	March 31, 2018	March 31, 2017
Net sales	$360,693	$289,992
Cost of sales	234,582	195,659
Gross profit	126,111	94,333
Operating expenses:
Selling, general and administrative expense	97,865	78,723
Management fees	10,849	7,848
Amortization expense	12,699	10,310
Impairment expense	—	8,864
Operating income (loss)	4,698	(11,412)
Other income (expense):
Interest expense, net	(6,186)	(7,136)
Loss on investment	—	(5,620)
Amortization of debt issuance costs	(1,098)	(933)
Other income (expense), net	(1,381)	(22)
Loss from continuing operations before income taxes	(3,967)	(25,123)
Benefit for income taxes	(2,346)	(3,648)
Net loss from continuing operations	(1,621)	(21,475)
Gain on sale of discontinued operations, net of tax	—	340
Net loss	(1,621)	(21,135)
Less: Income from continuing operations attributable to noncontrolling interest	720	470
Net loss attributable to Holdings	$(2,341)	$(21,605)

Basic and fully diluted loss per share
Continuing operations	$(0.09)	$(0.61)
Discontinued operations	—	0.01
	$(0.09)	$(0.60)

Basic and fully diluted weighted average number of shares outstanding	59,900	59,900

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings Summarized Statement of Cash Flows

	Three Months Ended
(in thousands)	March 31, 2018	March 31, 2017
Net cash provided by (used in) operating activities	$6,643	$(1,414)
Net cash (used in) provided by investing activities	(415,628)	120,015
Net cash provided by (used in) financing activities	413,418	(42,896)
Effect of foreign currency on cash	2,007	(196)
Net increase in cash and cash equivalents	6,440	75,509
Cash and cash equivalents — beginning of period	39,885	39,772
Cash and cash equivalents — end of period	$46,325	$115,281

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended
(in thousands)	March 31, 2018	March 31, 2017
Net loss	$(1,621)	$(21,135)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,933	31,395
Impairment expense	—	8,864
Gain on sale of businesses, net	—	(340)
Amortization of debt issuance costs and original issue discount	1,353	1,199
Unrealized gain on derivatives	(2,901)	(229)
Loss on investment in FOX	—	5,620
Noncontrolling stockholder charges	2,551	1,452
Provision for loss on receivables	328	3,318
Other	(177)	318
Deferred taxes	(4,311)	(7,634)
Changes in operating assets and liabilities	(11,512)	(24,242)
Net cash provided by (used in) operating activities	6,643	(1,414)
Plus:
Unused fee on revolving credit facility	452	777
Successful acquisition costs	2,189	—
Integration services fee (1)	656	875
Realized loss from foreign currency effect (2)	1,339	—
Changes in operating assets and liabilities	11,512	24,242
Less:
Maintenance capital expenditures (3)	5,972	4,731
Payment on swap	706	1,089
Realized gain from foreign currency effect (2)	—	390
Preferred share distribution	1,813	—
Other (4)	282	3,356
Estimated cash flow available for distribution and reinvestment	$14,018	$14,914

Distribution paid in April 2018/2017	$21,564	$21,564

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Excludes growth capital expenditures of approximately $6.2 million and $3.9 million, for the three months ended March 31, 2018 and 2017, respectively.

(4)	Includes amounts for the establishment of additional accounts receivable reserves related to a retail customer who filed bankruptcy during the third quarter of 2017.